EXHIBIT 10.2

TOTAL SYSTEM SERVICES, INC.

PERFORMANCE SHARE AGREEMENT (2016-2018)

Total System Services, Inc. (“Company”) confirms that on February 26, 2016, the Compensation Committee of the Board of Directors of the Company approved, effective February 26, 2016 (the “Grant Date”), an award of performance shares (“Performance Shares”) with an initial economic value equal to the product of (a) your base salary on the Grant Date multiplied by (b) 60% of your LTIP multiplier as determined by the Committee prior to the Grant Date (such initial economic value being the “2016-2018 Performance Opportunity”). The number of Performance Shares initially granted pursuant to this Agreement will be determined by dividing the 2016-2018 Performance Opportunity by the closing price of the Company’s Shares on the New York Stock Exchange on the Grant Date (your “Initial Performance Shares”). Your Initial Performance Shares will be adjusted upward or downward based on specified performance measures for the period 2016-2018 pursuant to the provisions of Section 1 below, with thirty percent (30%) of your Initial Performance Shares adjusted pursuant to Section 1(b) and seventy percent (70%) adjusted pursuant to Section 1(c). Following adjustment of your Initial Performance Shares pursuant to Section 1, the number of Performance Shares that you become entitled to receive will vest in accordance with the provisions of Section 2 (or Section 3 in the event of a Change in Control), and will be payable in accordance with the provisions of Section 9.

In consideration of this 2016-2018 Performance Opportunity and your continued employment, by TSYS or one of its Affiliates or Subsidiaries, you agree that the Performance Shares that you receive in connection with this 2016-2018 Performance Opportunity, if any, are subject to the terms and conditions of this Performance Share Agreement (this “Agreement”) and the Total System Services, Inc. 2012 Omnibus Plan (the “Plan”) and that you are bound by the terms and conditions set forth in this Agreement, including the covenants set forth in Section 4 of this Agreement. Any other capitalized word used in this Agreement and not defined in this Agreement, including each form of that word, is defined in the Plan.

1.	Standard Performance Terms.

(a) Performance Period. The number of Performance Shares you will be entitled to receive in connection with the 2016-2018 Performance Opportunity will be determined on the basis of the Company’s performance during the performance period beginning on January 1, 2016 and ending on December 31, 2018 (the “Performance Period”).

(b) Performance Goals Based on Relative TSR. The Committee will set the performance goals for thirty percent (30%) of your Initial Performance Shares based on the Company’s total shareholder return performance (“TSR”) relative to the S&P 500, determined as of January 1, 2016, subject to adjustment (“Relative TSR”) for the Performance Period. Within 90 days after the beginning of the Performance Period, the Committee will establish a target Relative TSR, as well as minimum and maximum threshold levels of Relative TSR.

After the end of the Performance Period, the Committee will certify the Relative TSR and the number of Performance Shares payable pursuant to this Section 1(b) in accordance with the table below:

Relative TSR Ranking Level	Percentage of Performance Shares Payable[1]
90th percentile or above	200%
70th percentile	150%
50th percentile	100%
25th percentile	50%
Below 25th percentile	0%

“S&P 500” generally means the companies constituting the Standard & Poor’s 500 Index as of the beginning of the Performance Period (including the Company) and which continue to be actively traded under the same ticker symbol on an established securities market though the end of the Performance Period. A component company of the S&P 500 that is acquired at any time during the Performance Period (i.e., company and ticker symbol disappear) will be eliminated from the S&P 500 for the entire Performance Period. A component company of the S&P 500 filing for bankruptcy protection (and thus no longer publicly traded) at any time during the Performance Period will be deemed to remain in the S&P 500 (at an assumed TSR of minus 100%).

“TSR” means, with respect to the Company or other S&P 500 component company, the change in the closing market price of its common stock (as quoted in the principal market on which it is traded), plus dividends and other distributions paid on such common stock during the Performance Period, divided by the closing market price of its common stock on the last business day immediately preceding the Performance Period. The TSR for the common stock of an S&P 500 component company shall be adjusted to take into account stock splits, reverse stock splits, and special dividends that occur during the Performance Period, and assumes that all cash dividends and cash distributions are immediately reinvested in common stock of the entity using the closing market price on the dividend payment date.

(c) Performance Goals Based on Adjusted EPS Growth. The Committee will set the performance goals for seventy percent (70%) of your Initial Performance Shares based on the compounded annual growth rate of the Company’s adjusted earnings per share (as reflected on the Company’s financial statements) for the Performance Period (the “Adjusted EPS Growth”), subject to adjustment as provided in Section 1(d). Within 90 days after the beginning of the Performance Period, the Committee will establish a target Adjusted EPS Growth, as well as minimum and maximum threshold levels of Adjusted EPS Growth.

[1]	Payouts between Relative TSR Ranking Levels will be determined based on straight line interpolation.

After the end of the Performance Period, the Committee will certify the Adjusted EPS Growth and the number of Performance Shares payable based on the Company’s performance against the pre-established target, minimum and maximum threshold levels of Adjusted EPS Growth as follows:

•	If the Adjusted EPS Growth equals the target for the Performance Period, then the number of Performance Shares payable will equal 100% of your Initial Performance Shares that are subject to this Section 1(c);

•	If the Adjusted EPS Growth equals the minimum threshold for the Performance Period, then the number of Performance Shares payable will equal 50% of your Initial Performance Shares that are subject to this Section 1(c);

•	If the Adjusted EPS Growth equals or exceeds the maximum threshold for the Performance Period, then the number of Performance Shares payable will equal 200% of your Initial Performance Shares that are subject to this Section 1(c);

•	If the Adjusted EPS Growth falls between the minimum threshold and the target for the Performance Period, or between the target and the maximum threshold for the Performance Period, then the percentage of your Initial Performance Shares that are subject to this Section 1(c) and the number of Performance Shares that are payable will be mathematically interpolated; and

•	If the Adjusted EPS Growth is less than the minimum threshold for the Performance Period, then none of your Initial Performance Shares that are subject to this Section 1(c) will be payable.

(d) Adjustments. In determining the Adjusted EPS Growth, the Committee will (i) exclude the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results; (ii) exclude the effect of differences in currency rates compared to management’s operating plan (constant currency); (iii) exclude foreign currency exchange gains or losses included in non-operating income; and (iv) exclude the effect of events that are unusual in nature or infrequent in their occurrence and which are disclosed in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders.

2.	Change of Employment Status.

(a) Vesting. Except as otherwise provided in this Section 2 or Section 3, you must remain employed with the Company, its Affiliate or its Subsidiary through the Performance Period in order to vest in your Performance Shares. For purposes of this Section 2, your transfer between the Company and its Affiliate or Subsidiary, or among Affiliates and Subsidiaries, will not be a termination of employment. In the event of a Change of Control, any applicable terms of Section 3 (Change of Control) will supersede the terms of this Section 2.

(b) Long-Term Disability or Death. If your employment with the Company, its Affiliate or its Subsidiary terminates during the Performance Period due to (i) your long-term disability (determined on the basis of your qualification for long-term disability benefits under a plan or arrangement offered by the Company, its Affiliate or its Subsidiary) or (ii) your death, the number of Performance Shares that become vested and that you, or your beneficiary, will be entitled to receive will equal the product of the number of your Initial Performance Shares multiplied by the ratio of the number of months you were employed during the Performance Period to the total number of months in the Performance Period (partial months of employment will be counted as full number of months).

(c) Retirement. If you retire from the Company, its Affiliate or its Subsidiary on or after the date you attain (i) age 65 or (ii) age 62 with 15 or more years of service, the performance conditions set forth in Sections 1(b) and 1(c) will continue to apply through the end of the Performance Period, and the number of Performance Shares, if any, that become vested and that you will be entitled to receive at the end of the Performance Period will be determined as follows:

(1) If you retire before February 26, 2017, you will receive at the end of the Performance Period the number of Performance Shares determined pursuant to Sections 1(b) and 1(c), prorated based on the ratio of the number of months you were employed during the Performance Period to the total number of months in the Performance Period (partial months of employment will be counted as full number of months); and

(2) If you retire on or after February 26, 2017, you will be treated as if you had remained employed through the end of the Performance Period and will receive at the end of the Performance Period the number of Performance Shares determined pursuant to Sections 1(b) and 1(c).

If you are involuntarily terminated by the Company, its Affiliate or its Subsidiary, you will not be considered to have “retired” for purposes of this Section 2(c), regardless of whether your termination occurs on or after the date you attained (i) age 65 or (ii) age 62 with 15 or more years of service, unless the Committee determines otherwise, in its sole discretion.

(d) Other Termination of Employment. Except as set forth in Section 2(b) or (c), if you voluntarily terminate employment or if you are involuntarily terminated by the Company, its Affiliate or its Subsidiary before the end of the Performance Period, your Initial Performance Shares will be forfeited immediately.

(e) Violation of Covenants. In the event that you violate any of the covenants set forth in Section 4 (whether or not your employment with the Company is terminated), your Initial Performance Shares will be forfeited immediately.

3.	Change of Control.

(a) In the event of a Change of Control in which the Company is the surviving entity or in which the Company’s successor assumes the Company’s obligations under this Agreement, or if the Performance Shares are otherwise equitably converted or substituted, and if your employment is subsequently terminated within two (2) years following the date of such Change of Control (and before the end of the Performance Period) either (i) by the Company for any reason other than Cause or (ii) by you for Good Reason (as the terms “Cause” and “Good Reason” are defined in the Company’s applicable Change of Control Plan Document, the provisions of which are incorporated herein by reference), then your Initial Performance Shares will be deemed to have been earned and vested as of the date of termination and paid out on a pro rata basis as follows:

The number of Performance Shares you receive will equal the product of the number of your Initial Performance Shares multiplied by the ratio of the number of months you were employed during the Performance Period to the total number of months in the Performance Period (partial months of employment will be counted as full number of months).

(b) In the event of a Change of Control in which the Company’s successor does not assume the Company’s obligations under this Agreement, or the Performance Shares are not otherwise equitably converted or substituted, your Initial Performance Shares will be deemed to have been earned and vested as of the effective date of the Change of Control and paid out on a pro rata basis as follows:

The number of Performance Shares you receive will equal the product of the number of your Initial Performance Shares multiplied by the ratio of the number of months you were employed during the Performance Period to the total number of months in the Performance Period (partial months of employment will be counted as full number of months).

4. Restrictive Covenants. By electronic execution of this Agreement, you agree to the terms and conditions of the Restrictive Covenant Agreement that is attached hereto as Exhibit “A”, the provisions of which are incorporated herein and made a part of this Agreement by this reference.

5. Nontransferability of Awards. Except as provided in Section 6 or as otherwise permitted by the Committee, you may not sell, transfer, pledge, assign or otherwise alienate or hypothecate any of your Performance Shares.

6. Beneficiary Designation. You may name any beneficiary or beneficiaries who may be entitled to any right in the Performance Shares you receive pursuant to this Agreement by filing a beneficiary designation for your Fidelity Account® with Fidelity Investments.

7. Tax Withholding. The Company will withhold from any payment made under this Agreement or any other amounts payable to you by the Company an amount sufficient to satisfy the minimum statutory Federal, state and local income and employment tax withholding requirements.

8. Adjustments. In accordance with Section 4.4 of the Plan, the Committee will make appropriate adjustments in the terms and conditions of your Performance Shares in recognition of a corporate event or transaction affecting the Company (such as a common stock dividend, common stock split, recapitalization, payment of an extraordinary dividend, merger, consolidation, combination, spin-off, distribution of assets to stockholders other than ordinary cash dividends, exchange of shares, or other similar corporate change), to prevent unintended dilution or enlargement of the potential benefits of your Performance Shares. The Committee’s determinations pursuant to this Section 8 will be conclusive.

9. Timing and Form of Payment.

(a) Performance Shares, if any, that vest pursuant to Section 2(b) will be paid in Shares not later than sixty (60) days following the date of your termination of employment on account of long-term disability or death, as applicable.

(b) Performance Shares, if any, that vest pursuant to Section 2(a) or (c), will be paid in Shares as soon as administratively practicable following the date the Committee certifies the Relative TSR and Adjusted EPS Growth, and the number of Performance Shares payable based on the applicable pre-established target, minimum threshold and maximum threshold annual growth rate percentages, but in no event later than March 15, 2019.

(c) Performance Shares, if any, that vest pursuant to Section 3(a) will be paid in Shares not later than sixty (60) days following the date of your termination of employment. Performance Shares, if any, that vest pursuant to Section 3(b) will be paid in Shares not later than sixty (60) days following the effective date of the Change in Control.

(d) If Performance Shares are to be paid to you, you will receive evidence of ownership of those Shares.

10. Dividend Equivalents. The Initial Performance Shares will be credited with dividend equivalents equal to the amount of cash dividend payments that would have otherwise been paid if the shares of the Company’s common stock represented by the Initial Performance Shares (including deemed reinvested additional shares attributable to the Initial Performance Shares pursuant to this paragraph) were actually outstanding (the “Dividend Equivalents”). These Dividend Equivalents will be deemed to be reinvested in additional shares of the Company’s common stock determined by dividing the deemed cash dividend amount by the Fair Market Value of a share of the Company’s common stock on the applicable dividend payment date. Such credited amounts will be added to the Initial Performance Shares and will vest or be forfeited in accordance with Section 2 or 3, as applicable, based on the vesting or forfeiture of the Initial Performance Shares to which they are attributable. In addition, the Initial Performance Shares will be credited with any dividends or distributions that are paid in shares of the Company’s common stock represented by the Initial Performance Shares and will otherwise be adjusted by the Committee for other capital or corporate events as provided for in the Plan.

11. No Guarantee of Employment. This Agreement is not a contract of employment and it is not a guarantee of employment for life or any period of time. Nothing in this Agreement interferes with or limits in any way the right of the Company, its Affiliate or its Subsidiary to terminate your employment at any time. This Agreement does not give you any right to continue in the employ of the Company, its Affiliate or its Subsidiary.

12. Governing Law; Choice of Forum. This Agreement will be construed in accordance with and governed by the laws of the State of Georgia, the state in which the Company is incorporated, without giving effect to the principles of conflicts of law of that state. Any action to enforce this Agreement or any action otherwise regarding this Agreement must be brought in a court in the State of Georgia, to which jurisdiction the Company and you consent.

13. Miscellaneous. For purposes of this Agreement, “Committee” includes any direct or indirect delegate of the Committee (to the extent permitted by Code Section 162(m)), and, unless otherwise specified herein, the word “Section” refers to a Section in this Agreement. The Committee has absolute discretion to interpret and make determinations under this Agreement. Any determination or interpretation by the Committee pursuant to this Agreement will be final and conclusive. In the event of a conflict between any term of this Agreement and the terms of the Plan, the terms of the Plan control. This Agreement and the Plan represent the entire agreement between you and the Company, and you and all Affiliates or Subsidiaries, regarding your Performance Shares. No promises, terms, or agreements of any kind regarding your Performance Shares that are not set forth, or referred to, in this Agreement or in the Plan are part of this Agreement. In the event any provision of this Agreement is held illegal or invalid, the rest of this Agreement will remain enforceable. If you are an Employee of an Affiliate or Subsidiary, your Performance Shares are being provided to you by the Company on behalf of that Affiliate or Subsidiary, and the value of your Performance Shares will be considered a compensation obligation of that Affiliate or Subsidiary. Your Performance Shares are not Shares and do not give you the rights of a holder of Shares. The issuance of Shares pursuant to your Performance Shares is subject to all applicable laws, rules and regulations, and to any approvals by any governmental agencies or national securities exchanges as may be required. No Shares will be issued if that issuance would result in a violation of applicable law, including the federal securities laws and any applicable state or foreign securities laws.

14. Equity Recovery. If this Award and the Performance Shares or Shares you receive pursuant to this Agreement are subject to recovery under any law, government regulation or stock exchange listing requirement, the Award, the Performance Shares, and the Shares shall be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement and the Committee shall require that you reimburse the Company all or part of any payment or transfer related to this Award, the Performance Shares and the Shares.

15. Amendments. The Committee has the exclusive right to amend this Agreement as long as the amendment does not adversely affect your 2016-2018 Performance Opportunity in any material way (without your written consent) and is otherwise consistent with the Plan. The Company will give written notice to you (or, in the event of your death, to your beneficiary or estate) of any amendment as promptly as practicable after its adoption.

16. Electronic Signature. Your acceptance and execution of this Agreement shall be made by electronic acknowledgement, and you agree that your electronic acknowledgment of this Agreement shall be considered the equivalent of your written signature.

17. Code Section 409A. The intent of the parties is that payments under this Agreement comply with or be exempt from Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and the Company shall have complete discretion to interpret and construe this Agreement in any manner that establishes an exemption from (or compliance with) the requirements of Code Section 409A. If for any reason, such as imprecision in drafting, any provision of this Agreement does not accurately reflect its intended establishment of an exemption from (or compliance with) Code Section 409A, as demonstrated by consistent interpretations or other evidence of intent, such provision shall be considered ambiguous as to its exemption from (or compliance with) Code Section 409A and shall be interpreted by the Company in a manner consistent with such intent, as determined in the discretion of the Company. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement unless such termination is also a “separation from service” within the meaning of Code Section 409A, and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “such a separation from service.” Any provision of this Agreement to the contrary notwithstanding, if the Company determines that you are a “specified employee,” within the meaning of Code Section 409A, then to the extent any payment that you are entitled to under this Agreement on account of your separation from service would be considered nonqualified deferred compensation under Code Section 409A, such payment shall be paid or provided at the date which is the earlier of (i) six (6) months and one day after such separation from service and (ii) the date of your death (the “Delay Period”). Upon the expiration of the Delay Period, all payments delayed pursuant to this Section 17 shall be paid in a lump-sum, without interest, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

TOTAL SYSTEM SERVICES, INC.

By:	/s/ Ryland Harrelson
Ryland Harrelson
Executive Vice-President and Chief HR Officer

EXHIBIT A

RESTRICTIVE COVENANT AGREEMENT

This RESTRICTIVE COVENANT AGREEMENT (this “Agreement”) is made and entered into by and between, an executive of Total System Services, Inc. or one of its Affiliates or Subsidiaries (‘‘Executive”), and TOTAL SYSTEM SERVICES, INC., a Georgia corporation or one of its Affiliates or Subsidiaries (collectively the “Company’‘). In consideration of the Company’s grant of certain equity interests to you in connection with your employment, and your continued employment, by the Company or one of its Affiliates or Subsidiaries, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, the parties agree as follows:

1.	Acknowledgments.

(a) Executive acknowledges that during the course of Executive’s employment with the Company, Executive has had or will have access to Confidential Information (as defined below). Executive understands and agrees that such Confidential Information is of great competitive importance and commercial value to the Company and its affiliates (collectively, the “Company Group”), and that the improper use or disclosure of such Confidential Information by Executive would cause irreparable harm to the Company Group. Accordingly, Executive agrees that the restrictive covenants contained in this Agreement are reasonable, fair, and necessary to protect the Company Group’s legitimate business interests in safeguarding its Confidential Information and that any claim or cause of action of Executive against the Company Group will not constitute a defense to the enforcement of such restrictive covenants.

(b) Executive acknowledges that an important part of Executive’s duties is, has been, or will be to advance the business of the Company Group by directly or through the supervision of others, developing and maintaining substantial relationships with prospective or existing clients of the Company Group and/or developing and maintaining the goodwill of the Company Group associated with (i) an ongoing business, commercial or professional practice, or (ii) a specific geographic location, or (iii) a specific marketing or trade area and/or providing corporate support services for the Company Group including, but not limited to, legal, financial, human resources, technical, communication, and investor relations

(c) Executive acknowledges that in the course of Executive’s employment with the Company, Executive has, does or will customarily and regularly solicit clients or prospective clients and/or customarily and regularly engage in making sales or obtaining contracts for products or services to be performed by others, and/or perform each of the following duties: (i) have the primary duty of managing the enterprise in which the Executive is employed; (ii) customarily and regularly direct the

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work of two or more employees; and (iii) have the authority to hire or fire other employees or have particular weight given to Executive’s suggestions and recommendations as to the hiring, firing, advancement, promotion, or any other change of status of other employees and/or by reason of the Company Group’s investment of time, training, money, trust, exposure to the public, or exposure to clients, vendors, or other business relationships, has (a) gained a high level of notoriety, fame, reputation, or public persona as the Company Group’s representative or spokesperson or a high level of influence or credibility with the Company Group’s clients, vendors, or other business relationships and/or (b) become intimately involved in the planning for or direction of the business of the Company Group or a defined unit of the business of the Company Group and/or (c) obtained selective or specialized skills, knowledge, abilities, or client contacts or information.

2.	Protection of Confidential Information.

(a) Non-disclosure of Confidential Information. From and after February 26, 2016, Executive shall hold in confidence all Confidential Information and shall not, either directly or indirectly, use, transmit, copy, publish, reveal, divulge or otherwise disclose or make accessible any Confidential Information to any person or entity without the prior written consent of the General Counsel of the Company. Executive’s obligation of non-disclosure as set forth herein shall continue for so long as the information in question continues to constitute Confidential Information. The restrictions in this section 2 are in addition to and not in lieu of any other obligations of Executive to protect Confidential Information, including, but not limited to, obligations arising under the Company Group’s policies, ethical rules, applicable law, or any other contract or agreement. Nothing in this Agreement is intended to or should be interpreted as diminishing any rights and remedies the Company Group has under applicable law related to the protection of confidential information or trade secrets.

(b) Definition of Confidential Information. For purposes of this Agreement, “Confidential Information” means data or information relating to the business of the Company Group that has been or will be disclosed to Executive or of which Executive becomes aware as a consequence of or through Executive’s relationship with the Company Group and which has value to the Company Group or, if owned by someone else, has value to that third party, and is not generally known to the Company Group’s competitors. Confidential Information includes, but is not limited to, trade secrets, information regarding clients, contractors and the industry not generally known to the public, strategies, methods, books, records and documents, technical information concerning products, equipment, services and processes, procurement procedures, pricing and pricing techniques, information concerning past, current and prospective clients, investors and business affiliates, pricing strategies and price curves, plans or strategies for expansion or acquisitions, budgets, research, financial and sales data, communications information, evaluations, opinions and interpretations of information and data, marketing and merchandising techniques, electronic databases, models, specifications, computer programs, contracts, bids or proposals, technologies and methods, training methods and processes, organizational structure, personnel information, payments or rates paid to consultants or other service providers, and other

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such confidential or proprietary information, whether such information is developed in whole or in part by Executive, by others in the Company Group or obtained by the Company Group from third parties, and irrespective of whether such information has been identified by the Company Group as secret or confidential. Confidential Information does not include any data or information that has been voluntarily disclosed to the public by the Company Group (except where such public disclosure has been made by Executive without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.

(c) Notice to Company Group. In the event Executive is requested or required pursuant to any legal, governmental, or investigatory proceeding or process or otherwise to disclose any Confidential Information, Executive shall promptly notify the General Counsel of the Company in writing (in no event later than five business days prior to the disclosure unless disclosure is required in less than five days, in which event Executive shall notify the Company Group as soon as possible), so that the Company Group may seek a protective order or other appropriate remedy, or, if it chooses, waive compliance with the applicable provision of this Agreement. Executive shall cooperate with the Company Group to preserve the confidentiality of such Confidential Information consistent with applicable law or court order, and shall use Executive’s best efforts to limit any such disclosure to the minimum disclosure necessary to comply with such law or court order.

3. Protection Against Unfair Competition. Executive agrees and covenants that for a period of two (2) years from and after his termination of employment with the Company, Executive shall not, directly or indirectly, whether through Executive or through another person or entity, perform any of the Prohibited Activities (as defined below) in the Territory (as defined below) or any part thereof for or on behalf of Executive or any other person or entity that competes with the Business of the Company Group (as defined below) or any part thereof.

(a) For purposes of this Agreement, Executive’s “Prohibited Activities” means activities of the type conducted, provided, or offered by Executive within two (2) years prior to his termination of employment with the Company, including supervisory, management, operational, business development, maintenance of client relationships, corporate strategy, community relations, public policy, regulatory strategy, sales, marketing, investor relations, financial, accounting, legal, human resource, technical and other similar or related activities and including service as a director or in any similar capacity without the consent of the Chief Executive Officer of the Company.

(b) For purposes of this Agreement, the “Territory” means the United States of America, Mexico, Canada, Europe, and Brazil plus any other geographic area(s) in which Executive is performing services for or on behalf of the Company Group as of the date of Executive’s termination of employment.

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(c) For purposes of this Agreement, the “Business of the Company Group” means the business of (i) providing payment processing services to financial and non-financial institutions, (ii) performing services, acquiring solutions and related systems and integrated support services to merchant acquiring and merchants, and related payment services to financial and nonfinancial institutions, and (iii) providing general-purpose reloadable prepaid debit cards and payroll cards and alternative financial services to underbanked consumers and others, or similar or related businesses or activities conducted, authorized, offered or provided by the Company Group within two (2) years prior to the date of Executive’s termination of employment.

4. Non-solicitation of Clients. Executive agrees and covenants that for a period of two (2) years from and after the date of Executive’s termination of employment, Executive shall not solicit or attempt to solicit, directly or by assisting others, any business from any of the Company Group’s clients, including actively sought prospective clients, with whom Executive had Material Contact during Executive’s employment by the Company Group for purposes of providing products or services that are competitive with those provided by the Company Group.

(a) For purposes of this Agreement, products or services shall be considered competitive with those provided by the Company Group if such products or services are of the type conducted, authorized, offered or provided by the Company Group within two (2) years prior to the date of Executive’s termination of employment.

(b) For purposes of this Agreement, the term “Material Contact” means contact between Executive and each client or potential client (i) with whom Executive dealt on behalf of the Company Group, (ii) whose dealings with the Company Group were coordinated or supervised by Executive, (iii) about whom the Executive obtained Confidential Information in the ordinary course of business as a result of Executive’s association with the Company Group, or (iv) who receives products or services authorized by the Company Group, the sale or possession of which results or resulted in possible compensation, commissions, or earnings for Executive within two (2) years prior to the Executive’s termination of employment.

5. Non-solicitation of Employees. Executive agrees and covenants that for a period of two (2) years from and after the date he terminates employment, Executive shall not solicit or attempt to solicit, directly or by assisting others, any person who was an employee of the Company Group on, or within six (6) months before, the date of such solicitation or attempted solicitation and with whom Executive had contact while employed by, or serving as a director of, the Company, for purposes of inducing such person to leave the employment of the Company Group.

6. Non-disparagement. Executive agrees not to make, publish or communicate to any person or entity or in any public forum (including social media) at any time any defamatory or disparaging remarks, comments or statements concerning any of the Company Group, any of its affiliates, or any of their respective directors, officers and employees. Notwithstanding the foregoing, this section 6 does not in any way, restrict or impede Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency.

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7. Enforcement. Executive acknowledges and agrees that a breach of any of the restrictive covenants set forth in this Agreement would cause irreparable damage to the Company Group, the exact amount of which would be difficult to determine, and that the remedies at law for any such breach would be inadequate. Accordingly, Executive agrees that, in addition to any other remedy that may be available at law, in equity, or hereunder, the Company Group shall be entitled to specific performance and injunctive relief, without posting bond or other security, to enforce or prevent any breach of any of the restrictive covenants set forth in this Agreement. In any action for injunctive relief, the prevailing party will be entitled to collect reasonable attorneys’ fees and other reasonable costs from the non-prevailing party.

8. Tolling. In the event the enforceability of any of the restrictive covenants in this Agreement are challenged in a claim or counterclaim in court during the time periods set forth in this Agreement for such restrictive covenants, and Executive is not immediately enjoined from breaching any of the restrictive covenants herein, then if a court of competent jurisdiction later finds that the challenged restrictive covenant is enforceable, the time periods set forth in the challenged restrictive covenant(s) shall be deemed tolled upon the filing of the claim or counterclaim in court seeking or challenging the enforceability of this Agreement until the dispute is finally resolved and all periods of appeal have expired; provided, however, that to the extent Executive complies with such restrictive covenant(s) during such challenge, the time periods set forth in the challenged restrictive covenant(s) shall not be deemed tolled.

9. Notification to Subsequent Employer. Executive agrees to notify any subsequent employer of the existence and terms of this Agreement. In addition, Executive authorizes the Company Group to provide a copy of this Agreement to third parties, including but not limited to Executive’s subsequent, anticipated, or possible future employers.

10. Notices.

(a) All notices provided for or required by this Agreement shall be in writing and shall be deemed to have been properly given when sent to the other party by facsimile (confirmation of receipt required) or when received by the other party if mailed by certified or registered mail, return receipt requested, as follows:

If to the Company:	Total System Services, Inc.
Attn: General Counsel
One TSYS Way
Post Office Box 2567
Columbus, Georgia 31902-2567

If to Executive:	Most recent address on file with the Company

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(b) Either party hereto may change the address to which notice is to be sent by written notice to the other party in accordance with the provisions of this section 10.

11. Governing Law; Venue. This Agreement shall be deemed to be made in, and in all respects shall be interpreted, construed, and governed by and in accordance with the laws of the State of Georgia, irrespective of its choice-of-law rules. Any action arising under or related to this Agreement, shall be filed exclusively in the state or federal courts with jurisdiction over Muscogee County, Georgia or Gwinnett County, Georgia and each of the parties hereby consents to the jurisdiction and venue of such courts.

12. Assignability. This Agreement is personal to Executive and may not be assigned by Executive. Any purported assignment by Employee shall be null and void from the initial date of the purported assignment. This Agreement shall be assignable by the Company and shall inure to the benefit of the Company and its successors and assigns.

13. Severability. Should any provision of this Agreement be declared or determined by any court of competent jurisdiction to be unenforceable or invalid for any reason, the validity of the remaining parts, terms or provisions of this Agreement shall not be affected thereby and the invalid or unenforceable part, term or provision shall be deemed not to be a part of this Agreement.

14. Third Party Beneficiaries. The parties agree that the Company Group and each member thereof are intended third party beneficiaries of this Agreement, with full rights to enforce this Agreement. Except as stated in the preceding sentence, this Agreement does not confer any rights or remedies upon any person or entity other than the parties to this Agreement and their respective successors and permitted assigns.

15. Modification. No provision of this Agreement may be modified or waived except in writing signed by Executive and a duly authorized representative of the Company. The writing shall specifically reference this Agreement and the provision that the Company and Executive intend to waive or modify. Notwithstanding the foregoing, if it is determined by a court of competent jurisdiction that any restrictive covenant set forth in this Agreement is excessive in duration or scope or is unreasonable or unenforceable, it is the intention of the parties that such restriction may be modified by the court to render it enforceable to the maximum extent permitted by law.

16. Survival. Executive’s obligations under this Agreement shall survive the termination of Executive’s employment for any reason, and shall thereafter be enforceable whether or not such termination is claimed or found to be wrongful or to constitute or result in a breach of any contract or of any other duty owed or claimed to be owed to Executive by the Company.

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17. Electronic Signature. Executive’s acceptance and execution of this Agreement shall be made by electronic acknowledgment, and Executive agrees that his or her electronic acknowledgment of this Agreement shall be considered the equivalent of his or her written signature.

TOTAL SYSTEM SERVICES, INC.

By:	/s/ Ryland Harrelson
Ryland Harrelson
Executive Vice-President and Chief HR Officer

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